Exhibit 5.1

                       WASHOR & ASSOCIATES
                   11150 WEST OLYMPIC BOULEVARD
                            SUITE 980
                  LOS ANGELES, CALIFORNIA  90064
                     TELEPHONE  (310) 479-2660
                     TELECOPIER (310) 479-1022


                         November 21, 2000

Single Source Financial
  Services Corporation
10780 Santa Monica Boulevard, Suite 240
Los Angeles, California 90025

      Re:  Opinion Regarding Legality of Common Stock

Ladies and Gentlemen:

     We have examined the Registration Statement on Form SB-2 (the "Registration Statement") to be filed by Single Source Financial Services Corporation (formerly Ream Printing Paper Corp.), a New York corporation (the "Company"), with the Securities and Exchange Commission ("Commission"). It is our understanding that the Registration Statement is to be filed in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), of shares of common stock ("Common Stock") to be sold by the Company and by certain selling shareholders.

     We have examined original or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion. For the purposes of this opinion, we have assumed the authenticity of all documents submitted to us and the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto.

     Based upon the foregoing, we are of the opinion that: when, as and if (i) the Registration Statement shall have become effective pursuant to the provisions of the 1933 Act, (ii) the Company or the selling shareholders shall have received payment in full for their Common Stock; (iii) the Common Stock shall have been issued in the form and containing the terms described in the Registration Statement, and (iv) any legally required consents, approvals, authorizations or other orders of the Commission and any other regulatory authority shall have been obtained, the Common Stock, when sold, will be legally issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Form SB-2 Registration Statement and to the use of our name under the heading "Legal Matters" in the Form SB-2 Registration Statement.

     We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the sale of the Common Stock.

     This opinion is furnished to you and to purchasers in this offering in connection with the filing of the Form SB-2
Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

                         Very truly yours,


                         Lawrence I. Washor

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